UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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SOUTHEASTERN BANK FINANCIAL CORPORATION

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SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS`
To be held on April 22, 2009

To THE SHAREHOLDERS OF SOUTHEASTERN BANK FINANCIAL CORPORATION:

You are hereby notified that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Southeastern Bank Financial Corporation, a Georgia corporation (the “Company”), will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia on April 22, 2009, at 4:00 p.m., Eastern time for the following purposes:

1. To elect 11 directors to serve for a term ending on the date of the 2010 Annual Meeting of Shareholders or until their respective successors shall have been elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting or an adjournment thereof.

Information relating to the Annual Meeting and the proposals described above is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 13, 2009 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,
Ronald L. Thigpen
Assistant Corporate Secretary

Augusta, Georgia
March 23, 2009

You are urged to execute and return the enclosed proxy promptly in the enclosed self-addressed envelope. In the event you decide to attend the meeting, you may, if you desire, revoke the proxy and vote the shares in person. Your Board recommends that you vote in favor of the director nominees listed in the enclosed proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2009 ANNUAL MEETING

The proxy statement for the 2009 Annual Meeting of Shareholders and our 2008 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.proxydocs.com/sbfc.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
VOTING AND REVOCABILITY OF PROXY APPOINTMENTS
PROPOSAL I ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 22, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Southeastern Bank Financial Corporation (the “Company”) to be held on April 22, 2009, at 4:00 p.m., Eastern Time and at any adjournment thereof, for the purposes set forth in this Proxy Statement. The accompanying proxy is solicited by the Board of Directors of the Company. The Meeting will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia, 30901. This Proxy Statement and the accompanying Form of Proxy were first mailed to shareholders on or about March 23, 2009. The Company’s 2008 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 accompany this Proxy Statement.

VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

The Company has fixed March 13, 2009, as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Meeting. The Company’s only outstanding class of stock is its Common Stock. At the close of business on the Record Date, there were outstanding and entitled to vote approximately 5,987,785 shares of Common Stock held by approximately 536 shareholders of record and approximately 407 beneficial owners, with each share being entitled to one vote. There are no cumulative voting rights. The approval of each proposal set forth in this Proxy Statement requires that a quorum be present at the Meeting. Shares representing a majority of the votes entitled to be cast at the Meeting will constitute a quorum. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold in certain cases), will be counted.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes for the same seat on the Board.

Any other proposal that is properly brought before the Meeting generally requires approval by the holders of a majority of the shares of Common Stock entitled to vote at the Meeting. With respect to such proposals, abstentions will be counted but broker non-votes will not be counted for purposes of determining the presence of a quorum. Both abstentions and broker non-votes will effectively constitute votes against such proposals for purposes of determining whether such proposal has received sufficient votes for approval.

All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted “FOR” the election to the Board of Directors of all nominees listed below under “ELECTION OF DIRECTORS” and in the discretion of the persons appointed as proxies with respect to any other matter that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it, by delivering a duly executed proxy bearing a later date to the Company, or by attending the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Southeastern Bank Financial Corporation, 3530 Wheeler Road, Augusta, Georgia, 30909, Attention: Ronald L. Thigpen, Executive Vice President.

The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians, and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock held in their names.

PROPOSAL I

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than 5 nor more than 25 directors, with the exact number to be determined by the Board of Directors, each having a term of office of one year and continuing thereafter until his or her successor has been elected and has qualified. The Board has established 11 as the number of persons to constitute the Board of Directors for the coming year, and has nominated the following persons to serve for one year and until their successors are elected and qualified:

		Position with	Position(s) with
Name	Age	the Company	the Bank and Thrift(1)

Incumbent Directors
William J. Badger	58	Director	Director of the Bank
R. Daniel Blanton	58	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director of the Bank and of the Thrift
W. Marshall Brown	61	Director
Patrick D. Cunning	60	Director	Chairman of the Board of the Thrift
Warren A. Daniel	60	Director	Director of the Bank
Edward G. Meybohm	65	Vice Chairman	Chairman of the Board of the Bank
Robert W. Pollard, Jr.	58	Chairman of the Board	Vice Chairman of the Bank
Larry S. Prather, Sr.	69	Director	Director
Randolph R. Smith, M.D.	64	Secretary and Director	Secretary and Director of the Bank
Ronald L. Thigpen	57	Executive Vice President, Chief Operating Officer and Director	Executive Vice President, Chief Operating Officer and Director of the Bank of the Thrift
John W. Trulock, Jr.	62	Director	Director of the Bank

(1)	Georgia Bank & Trust Company of Augusta, the Company’s commercial banking subsidiary (the “Bank”) and Southern Bank & Trust (the “Thrift”).

Each of the nominees is currently a director of the Company, and has been nominated by the Board to serve for an additional term. When properly executed and returned, the enclosed Form of Proxy will be voted as specified thereon. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead of such other person as the Company’s existing Board of Directors may recommend.

The board of directors recommends a vote “FOR” the election of the 11 nominees named above.

DIRECTORS AND EXECUTIVE OFFICERS

No director or executive officer of the Company is related to any other director or executive officer, except that Robert W. Pollard, Jr., Chairman of the Board, is the brother-in-law of R. Daniel Blanton, President and Chief Executive Officer. No director or executive officer currently serves as an officer or director of any financial institution other than the Company, the Bank or the Thrift.

All directors will serve until the next annual meeting of the shareholders of the Company or until their successors are elected and have qualified. Officers of the Company and its subsidiaries serve at the pleasure of their respective Boards of Directors.

The following additional information has been supplied by the directors, director nominees and executive officers listed below.

Directors

William J. Badger (58) has been a director of the Company and Bank since the organization of each (February 1992 and November 1988, respectively) and serves as Chairman of the Bank’s Loan Committee. He has been the President of Howard Lumber Company, a dealer in building materials and supplies, since 1978. He has also served as President of Augusta Sash and Door Sales of Georgia, Inc., a manufacturer of windows, doors, and millwork, since 2000. Mr. Badger received his Bachelor of Business Administration degree from the University of Georgia in 1972. He serves on the Board of The Construction Suppliers Association of Georgia. Mr. Badger is a trustee of the Academy of Richmond County and is active in other civic and business organizations.

R. Daniel Blanton (58) has been President and Chief Executive Officer of the Company and the Bank since October 1997. He has been a Director of the Company since it was formed and has been a Director of the Bank since June 1990. He has been a Director of the Thrift since its organization in August 2006. Prior to his current position, he held the title of Executive Vice President and Senior Lending Officer of the Bank and was named Chief Operating Officer of the Company and the Bank in November 1995. Mr. Blanton was Vice President of The Bank of Columbia County in Martinez, Georgia from 1987 to 1988. From 1986 to 1987, he was self-employed as a real estate developer. From 1976 to 1986, Mr. Blanton served as Senior Vice President and Senior Lending Officer of Georgia State Bank in Martinez, Georgia. A graduate of Georgia Military College, Mr. Blanton received his Bachelor of Science Degree from Clemson University in 1973 and received further training at the Georgia Banking School in 1982. He graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. Mr. Blanton serves on the Board of Sacred Heart Cultural Center and Augusta State University Foundation. Mr. Blanton served as Chairman of Georgia Bankers Association in 2004-2005. He currently serves as Chairman of the American Bankers Association-Community Bankers Council and serves on the Council’s Administrative Committee as well as the Government Relations Council.

W. Marshall Brown (61) has been a director of the Company since April 2008 and was previously a director of the Bank. He is a Divisional Vice President with UBS Financial Services. Prior to 1997, he was Executive Vice President and Regional Executive with Bank of America and a predecessor company. Mr. Brown received a Bachelor of Business Administration degree from Francis Marion University in 1972 and was recognized as the business school’s Outstanding Alumnus in 1991. Mr. Brown serves on The Board of the Tuttle Newton Home, The Hale Foundation, and The Augusta Technical College Foundation. He is past chairman of the Augusta Metro Chamber of Commerce and previously served on the board of The Georgia Department of Industry, Trade, and Tourism.

Patrick D. Cunning (60) has been a director of the Thrift since October 2006 and a director of the Company since April 2008. In July 2007, he was elected Chairman of the Board of the Thrift. Mr. Cunning has been Chief Executive Officer of Sidewood Development Company, a residential and commercial real estate development and brokerage company, since August 2005. From 1998 to 2006, Mr. Cunning served as Executive Vice President and Senior Lender for South Carolina Central Region for Regions Bank. Prior to 1998, Mr. Cunning was Executive Vice President for Palmetto Federal Savings Bank in Aiken, South Carolina.

Mr. Cunning received his Bachelors of Science degree in Business Administration from University of South Carolina in 1970.

Warren A. Daniel (60) became a director of the Company with its formation in 1991 and has been a director of the Bank since July 1990. He serves as Chairman of the Company and Bank’s Compensation Committee. Mr. Daniel has been a Financial Representative for Northwestern Mutual Financial Network since 1978. He is also President of Group & Benefits Consultants, Inc. Prior to 1978, Mr. Daniel was a Loan Officer with SunTrust Bank in Augusta. He is a graduate of Richmond Academy in Augusta and received his Bachelor of Business Administration degree from the University of Georgia in 1970. Mr. Daniel’s professional designations include Chartered Life Underwriter and Chartered Financial Consultant. He currently serves as a Director of Howard Lumber and is past Chairman of the Augusta Metro Chamber of Commerce and is active in other civic and business organizations.

Edward G. Meybohm (65) has served as Vice Chairman of the Company’s Board of Directors since its formation in 1991 and is the Chairman of the Bank’s Board of Directors and the Asset/Liability and Investment Committee of the Bank’s Board. He has been the President of Meybohm Realty, Inc., a real estate brokerage firm, since 1977. Prior to 1977, Mr. Meybohm worked at Southern Finance Corporation, where he was employed since 1970. Mr. Meybohm, a native of Harlem, Georgia, received his Bachelor of Science degree in Education from Georgia Southern University in 1964. He served as a member of the Board of Directors of Georgia State Bank, Martinez, Georgia, from November 1983 through December 1985, when Georgia State Bank was acquired by Georgia Railroad Bank. Thereafter, Mr. Meybohm continued to serve on the Columbia County Advisory Board of Georgia Railroad Bank and its successor, First Union National Bank of Georgia, until his resignation in June 1988. Mr. Meybohm is past President of the Georgia Association of Realtors, a past Chairman of the Augusta Metro Chamber of Commerce, a past member of the Georgia State Board of Education, and active in other civic and business organizations.

Robert W. Pollard, Jr. (58) has been a director of the Company and the Bank since August 1994. In April 1995, he was elected Chairman of the Board of the Company and Vice Chairman of the Bank. He also serves as Chairman of the Executive Committee of the Board. He is President of Pollard Lumber Company, Inc., a lumber manufacturer located in Appling, Georgia. He is a native of Appling, Georgia, and attended Harlem High School. He also attended the University of Georgia, receiving his Bachelor of Science degree in Forest Resources. Mr. Pollard has served as a board member of the Georgia Forestry Commission, the Southeastern Lumber Manufacturers Association, and the Georgia Forestry Association. He currently serves on the Board of Trustees of Westminster Schools and is a member and Deacon of Kiokee Baptist Church in Appling.

Larry S. Prather, Sr. (69) has been a director of the Company since November 2006 and a director of the Bank since January 1993, and was previously an organizer and member of the Board of Directors of FCS Financial Corporation and First Columbia Bank. He has been self-employed as the President and owner of Prather Construction Company, Inc., a utility and grading contractor, for over 30 years. A native of Columbia County, Mr. Prather has served as a member of the Columbia County Board of Education and as Chairman of the Columbia County Board of Commissioners. He is also a past Chairman of the Development Authority of Columbia County. Most recently, Mr. Prather has served on the West Lake Country Club Board for the past year. Mr. Prather is a graduate of Harlem High School and the University of Georgia where he received a B.S. degree in Business Administration.

Randolph R. Smith, M.D. (64) has been a director and Secretary of the Company and Bank since each was organized and serves as Chairman of the Audit Committee of the Company’s Board. Dr. Smith is a specialist in plastic and reconstructive surgery and a member of the medical staff of University Hospital in Augusta, where he has served as Chief of Staff and is Chairman of University Health, Inc. He has practiced medicine in the Augusta area since 1978. Prior to that time, Dr. Smith served his residency at the Medical College of Georgia in Augusta and Duke University. He graduated from Richmond Academy in Augusta, received his Bachelor of Science Degree from Clemson University in 1966 and his M.D. degree from the Medical College of Georgia in 1970. Dr. Smith was awarded an honorary doctorate from Clemson in 1997 for his volunteer services in developing countries. Dr. Smith is an Augusta, Georgia native and is active in civic and professional associations and has received The Book of Golden Deeds Award from The Exchange Club of

Augusta, The Paul Harris Fellowship award by the Rotary Club of Augusta, the Civic Endeavor Award by the Richmond County Medical Society and the Jack A. Raines Humanitarian Award presented by the Medical Association of Georgia for 1999. In 2001, Dr. Smith received the Pride in the Profession Award by the American Medical Association. Additionally, he was recognized by the city council of Nowy Sacz, Poland for years of service to Polish patients and education of Polish surgeons. He is past President of the Exchange Club of Augusta and previously served as Senior Warden at St. Paul’s Episcopal Church.

Ronald L. Thigpen (57) has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since October 1997, having joined the Company and the Bank as Chief Financial Officer upon the acquisition of FCS Financial Corporation in December 1992. He was elected to the Board of Directors of both the Company and the Bank in April 1995 and has served as a director of the Thrift since its organization in August 2006. He was previously employed as the President and Chief Executive Officer of FCS Financial Corporation and First Columbia Bank from January 1991 to December 1992. From 1971 through 1990, Mr. Thigpen served First Union National Bank and its predecessors, Georgia Railroad Bank and Central Bank of Georgia, in a variety of positions in Augusta, Macon, and Columbus, Georgia. He received his Bachelor of Business Administration degree from Augusta State University in 1973 and is a 1980 graduate of the Graduate School of Retail Bank Management at the University of Virginia. He also graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. He is past Chairman of the Board of Directors of the Financial Managers Society, headquartered in Chicago, Illinois. He is a former board member of the Development Authority of Columbia County and is past Chairman. He also serves as Chairman of the Board of Directors of the CSRA Alliance for Fort Gordon. Mr. Thigpen is a former Chairman of the Augusta Metro Chamber of Commerce. He is a member of the Hephzibah Agricultural Club and Wesley United Methodist Church. In 2006, Mr. Thigpen was elected to a four year term on the Columbia County, Georgia Board of Commissioners and currently serves as Vice Chairman.

John W. Trulock, Jr. (62) has been a director of the Company and the Bank since April 1995. He was born in Thomasville, Georgia but raised in Augusta. He attended Augusta State University and is a graduate of the University of Georgia, Athens, Georgia. Mr. Trulock is an agent for Mass Mutual Financial Group and is President of ECP Benefits, LLC. Mr. Trulock is a past President of the Exchange Club of Augusta, the Augusta State University Alumni Association, Garden City Lions Club, and Boys Club of Augusta as well as past Chairman of the Augusta State University Foundation. He is a member of Covenant Presbyterian Church where he has served as Deacon, Elder, and Trustee.

Executive Officers

In addition to our President and Chief Executive Officer, R. Daniel Blanton, and our Executive Vice President and Chief Operating Officer, Ronald L. Thigpen, each of whose biographical information is provided above, we have designated the following person as an executive officer of the Company, as such term is defined in Rule 405 of the Securities Exchange Act of 1933, as amended.

Darrell R. Rains (52) has been Group Vice President and Chief Financial Officer of the Company and Bank since October 2005 and of the Thrift since its organization in August 2006. Mr. Rains served as Executive Vice President — Regional Financial Officer for Regions Bank from 1998 to 2005. In that capacity, he was responsible for financial oversight and operational issues of 11 unit banks aggregating approximately $3.3 billion in assets in a geographic region covering North Carolina, South Carolina, Virginia and Central Savannah River Area portion of Georgia. From 1989 to 1998, Mr. Rains served as Executive Vice President and Chief Financial Officer for Palfed, Inc. and subsidiaries, including Palmetto Federal Savings Bank of South Carolina, FSB. In that capacity, he was responsible for accounting, data processing, operations, treasury, and investor relations for the $700 million organization. He received his Bachelor of Science in Business Administration from the University of South Carolina — Aiken in 1979. He is a South Carolina licensed CPA, a member of the American Institute of CPAs, the South Carolina Association of CPAs, the Financial Managers Society and the SC Bankers Association. He currently assists the Aiken Chapter of the American Heart Association in its fundraising efforts.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors has an Executive Committee, Audit Committee, and Compensation Committee. The Board of Directors of the Company held 7 meetings; the Board of Directors of the Bank held 12 meetings and the Board of Directors of the Thrift held 12 meetings during 2008. All of the directors of the Company attended at least 75% of such meetings and the meetings of each committee on which they served. The Company does not have a policy regarding director attendance at shareholders’ meetings. All of the Company’s directors then serving on the Board attended the 2008 Annual Meeting of Shareholders.

Executive Committee

The Executive Committee is responsible for making recommendations to the Board on a variety of matters. The Executive Committee’s members include: Robert W. Pollard, Jr., Chairman, R. Daniel Blanton, William J. Badger, Warren A. Daniel, Edward G. Meybohm, Randolph R. Smith, M.D. and Ronald L. Thigpen. The Executive Committee met twice during 2008.

Audit Committee

The Audit Committee meets, at a minimum, quarterly prior to the regular Bank Board meeting and functions as a joint committee of the Company and the Bank. The Thrift has an Audit Committee to address issues specific to the Thrift. Additional meetings are scheduled as needed to carry out its activities. The Audit Committee has the responsibility of reviewing the Company’s consolidated financial statements, evaluating accounting functions and internal controls, assuring compliance with and reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are properly performed. The Committee selects and oversees the Company’s independent auditors for the next fiscal year, pre-approves all audit and allowable non-audit fees, reviews and approves the internal auditors’ audit and internal controls program, and reviews with the independent auditors the results of the annual audit and management’s response thereto. Each member of the Audit Committee is independent pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 4200(a)(15) promulgated by the Nasdaq Stock Market. The Committee does not include an “audit committee financial expert,” as that term is defined in the Exchange Act regulations. The Board has considered the qualifications of the members and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter. As a result, the Board has determined that the absence of an audit committee financial expert will not adversely affect the Committee’s performance of its duties and responsibilities. Audit Committee members are Company directors Randolph R. Smith, M.D., Chairman, William J. Badger, W. Marshall Brown Larry S. Prather, and Bank director Edward J. Tarver. The Audit Committee met 11 times during 2008. See “Audit Committee Report” for additional information.

Compensation Committee

The Compensation Committee establishes compensation programs and levels for the Chief Executive Officer and the Chief Operating Officer. The Committee also reviews and approves recommendations by the CEO and COO for compensation and incentive awards of the Chief Financial Officer and all other officers and managers of the Company. The Committee does not make decisions for other employees. This Committee also functions as a joint committee of both the Company and Bank’s Board of Directors. The Thrift does not have a separate Compensation Committee. All of the members of the Committee are independent as determined by Nasdaq Stock Market standards. The Compensation Committee is comprised of Warren A. Daniel, Chairman, William J. Badger, W. Marshall Brown, Edward G. Meybohm and Randolph R. Smith, M.D. The Compensation Committee held 5 meetings during 2008. See “Compensation Discussion and Analysis” and “Report of Compensation Committee” for additional information.

Compensation Committee Interlocks and Insider Participation

During 2008, no executive officer of the Company served as a director or member of the Compensation Committee (or group performing equivalent functions) of any other entity of which any member of the Compensation Committee served as an executive officer.

DIRECTOR COMPENSATION

Directors of the Company and the Bank who are not employees of the Company or the Bank receive a fee for their service on the Boards of the Company and the Bank equal to $350 for each such Board meeting attended. In addition, non-employee Directors are paid a $350 fee for each Company or Bank Board committee meeting attended. Directors of the Company are also paid a monthly retainer of $800. The Chairman who presides over each respective meeting is paid a $450 fee (as opposed to $350) for each meeting Directors who are Company or Bank employees receive no compensation for their service on the Company and Bank Boards or their committees. Directors of the Thrift will not receive compensation for their services in that capacity until it becomes profitable.

The following table sets forth the compensation paid by the Company and its subsidiaries to the Company’s directors who are not named in the Summary Compensation Table found elsewhere in this proxy statement. For information regarding the compensation of Messrs. Blanton and Thigpen, please see “Compensation Discussion and Analysis” and the related tables below.

2008 DIRECTOR COMPENSATION TABLE

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock		Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($) Note 1	($)

William J. Badger	$29,650	$0	$0	$0	$0	$0	$29,650
Marshall Brown	$20,450	$0	$0	$0	$0	$0	$20,450
Patrick D. Cunning	$8,600	$0	$0	$0	$0	$0	$8,600
Warren A. Daniel	$27,000	$0	$0	$0	$0	$0	$27,000
Edward G. Meybohm	$24,150	$0	$0	$0	$0	$0	$24,150
Robert W. Pollard, Jr.	$25,700	$0	$0	$0	$0	$0	$25,700
Randolph R. Smith	$22,850	$0	$0	$0	$0	$0	$22,850
John W. Trulock, Jr.	$11,550	$0	$0	$0	$0	$0	$11,550
Larry S. Prather, Sr.	$22,550	$0	$0	$0	$0	$0	$22,550

Note 1 — Includes purchase of Company stock under the Directors Stock Purchase Plan as follows; Mr. Badger: $9,600; Mr. Daniel: $14,000; Dr. Smith: $1,500; and Mr. Prather: $3,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee (the “Committee”) is responsible for making decisions to ensure that competitive and fair compensation is provided to the Company’s officers in order to recruit and retain quality personnel. The composition and independence of the Committee is discussed above under “Meetings and Committees of the Board of Directors — Compensation Committee.” This Compensation Discussion and Analysis reflects the Company’s executive compensation philosophy with respect to the Named

Executive Officers (as defined and listed in the Summary Compensation Table below), as implemented by the Committee and ratified by the Company’s Board of Directors.

Responsibility and Process

Policy and decision-making authority relating to compensation of the Company’s executives rests with the Committee, which may not delegate its authority. No officers of the Company sit on the Committee, nor do any officers have a role in determining executive compensation except that the Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) make recommendations for compensation of the Chief Financial Officer (“CFO”) individually and for all other officers and managers as a group. The Committee reports its decisions to the full Board, but its decisions are not subject to full Board approval. The Committee does not have a charter and generally meets 6-8 times per year or as needed to perform its duties. The Committee formally reviews the compensation paid to executive officers prior to their initial hire and thereafter in January or February of each year. The Committee also negotiates the terms of the executive contracts referred to in “Employment Agreements and Post-Termination Payments” below.

Since 2003, the Committee has engaged the consulting firm Executive Benefits Specialists, LLC of Birmingham, Alabama (“EBS”) to provide annual comparisons of total compensation of the CEO and COO to that of CEOs and executive officers of a peer group of holding companies. The peer group may change from year to year and is generally jointly determined by the Committee and EBS. The Committee has historically used this data to compare annual compensation of the CEO and COO to the annual compensation of CEOs and executive officers in the peer group. See “Determination of Amounts of Compensation” below.

As part of its decision making process in setting 2008 compensation, the Committee compared the Company’s performance and executive compensation to a peer group of similarly situated banking organizations in the Southeast. The peer group was designed to include publicly held Southeastern banks with (1) total assets between $700 million and $1.7 billion in 2006 (2) 8% or higher positive return on average equity for the last 3 years and (3) similar market area demographics to Augusta, GA, unless there was an otherwise compelling reason to include the bank in question. Because many of the banks in company’s 2007 peer group experienced reductions in their return on equity based on the economic downturn during 2008, the Committee revised the peer group in 2008 to eliminate banks that no longer had an 8% or higher positive return on average equity for the last 3 years and to add banks that met this criterion (and the others listed above) in 2008. The peer group for 2008 consisted of; Ameris Bancorp, NewBridge Bancorp, BankTrust Financial Group, FNB United Corporation, Yadkin Valley Financial Corporation, PAB Bankshares, Colony Bankcorp, Savannah Bancorp, Peoples Banccorp of North Carolina and Southern First Bancshares.

Objectives

The Committee oversees an integrated compensation program having several elements as discussed below. With respect to each element of executive compensation, the Committee has the objectives of providing the Company, its staff and the communities it serves with consistent long-term leadership of the highest quality possible while maximizing shareholder value. Its general philosophy is to provide a balanced compensation program designed to attract and retain top management talent, align their long-term interests with those of the shareholders, provide annual cash incentives that reward attainment of specific annual corporate performance goals, and provide incentives to retain executives through retirement income and employment contracts, all as described in more detail in the discussion of the individual elements of compensation below.

What the Compensation Program is Designed to Reward

The executive compensation programs for the CEO and COO are designed to reward: (1) long term appreciation of share price, (2) current financial performance related to attaining and exceeding budget, (3) setting and executing the strategic direction of the Company in terms of growth and expansion, (4) satisfactory achievement of compliance with regulations, financial reporting and regulatory examinations, and (5) building and maintaining a positive reputation of the Company as a community oriented bank. The primary objectives for the CFO in 2008 included, among other things, ensuring accurate and timely financial information supported by a well planned budget process and implementation of a financial forecasting model, appropriate overall risk management with continued improvement in the Sarbanes-Oxley process for the Company, pursuing overall improved operating efficiency for the accounting department and Bank and supporting the achievement of net income objectives for Southern Bank & Trust Company. The remainder of this Compensation Discussion and Analysis describes how the various elements of compensation support these objectives.

Elements of Compensation

The elements of compensation currently used by the Committee are: (1) base salary, (2) long-term incentive plan (option awards), (3) non-equity incentive plan compensation (bonuses), (4) non-qualified defined benefit plan (retirement benefits), (5) employment and change in control contracts and (6) matching contributions under the Company’s non-discriminatory 401(k) plan. The Company utilizes each of these elements because it believes each element contributes to a balanced and fair compensation program that results in the attraction and retention of key executives along with producing the desired performance of the Company. The amount, relative proportion of, and basis for each element of compensation is presented in the Summary Compensation Table and discussed in more detail below.

The Committee does not assign specific weights to these elements, but does strive to maintain year-to-year consistency in terms of relative allocations of fixed and variable components of annual cash compensation and to provide approximately 30-40% of projected cash compensation (salary plus bonus) in the form of retirement benefits or other long-term compensation. Based on changes in the annual cash performance incentive plan and working with the peer data established for 2007 as a base, the Committee increased the 2008 CEO/COO base salary component by approximately 10% and lowered the incentive target component by a like amount. The Committee also increased base salary with a merit increase. For 2007, approximately 50% of annual cash compenstaion was fixed and 50% was variable, and for 2008, the percentages were approximately 60% and 40%, respectively. The Committee considered and implemented further adjustments for 2009 base salaries for the CEO, COO and CFO and certain other key executives based on the current regulatory operating environment that suggest the reduction of any compensation that would encourage “risk-taking”. These changes in 2009 base salary and bonus compensation are discussed specifically in “— Base Salary and Bonus” and “— Non-Equity Incentive Plan Compensation” below.

Base Salary and Bonus

CEO and COO.  For the peer group described above, the Committee reviews annual compensation of the CEO, the COO, and an average between the CEO and COO (the “Combination Group”). For this purpose, “annual compensation” consists of base salary plus bonus, excluding estimated change of control payments, retirement payments, other long-term compensation and perks. In general, the Committee’s goal is to provide the CEO and COO with a combined salary and bonus approximating the average combined levels for their counterparts in the peer group, although it may elect to exceed those levels in a particular year based on continuity and it’s subjective judgment as more fully described in this section below. Mr. Blanton’s combined salary and bonus is compared to the average CEO salary and bonus in the peer group and Mr. Thigpen’s combined salary and bonus is compared to the average Combined Group salary and bonus in the peer group. No such data was used in determining the compensation for the CFO.

As determined in early 2008, Mr. Blanton’s 2008 combined salary and maximum target bonus payment was $408,800, which was above the average 2007 (the latest full year end information) peer group CEO combined salary and bonus payment of $358,163. His 2008 salary was set at $292,000, as compared to the 2007 average peer group CEO salary of $291,603, and his maximum target bonus payment was $116,800, as compared to the 2007 average peer group CEO bonus payment of $70,136.

Mr. Thigpen’s 2008 combined salary and target bonus payment was $380,800, which was above the average 2007 combined group salary and bonus payment for the peer group of $293,754. His 2008 salary was set at $272,000, as compared to the average combined group salary of $239,273, and his target bonus payment was $108,800 as compared to the average combined group bonus payment of $54,481.

The Committee did not allocate the salary and bonus amounts for Mr. Blanton or Thigpen pursuant to any specific formula, although the target bonus amounts represent percentages of base salary as more specifically described in “Non-Equity Incentive Plan Compensation” below. In setting base salary and target bonus payments for 2008, the Committeee used its subjective judgment, with a general goal of remaining generally consistent with relative allocations and amounts determined in prior years. In cases in which the salary or bonus was above or below the average for the peer group, the Committee believed the difference was acceptable based on its subjective awareness of prevailing salary and bonus levels for similarly situated executives in the Augusta, Georgia area,the Bank’s relatively low asset size as compared to the other peer group members, and most importantly, the continued excellent performance of the Company when compared to its peer group.

In establishing the salary and maximum bonus targets for 2009, the Committee made additional adjustments in the total compensation opportunity by further adjusting the allocation between the fixed and variable elements for the CEO, COO, CFO and other key executives to provide for a relative allocation of approximately 90% fixed and 10% variable compensation. In determining these amounts for the CEO and COO, the Committeee considered the consistent high performance of the Company (where for 2008 the Company’s return on average equity of 8.48% was higher than any of the current or prior peer groups), the increase in the size of the Company by doubling in the past five years and accompanying responsibilites and complexity and the fact that base salaries had increased less than 40% and average total cash compensation had increased by less than 20%. The Committee also believes that the current economic and regulatory environment does not lend itself to the incentive compensation model that has been in place over the past several years. It considered that the overridding objectives for 2009 are navigating through the current credit and banking crisis while remainng financially sound, sustaining profitability and aligning the interests of shareholders and management. As a result, for 2009, the base salary for Mr. Blanton is $350,400 and the base salary for Mr. Thigpen is $326,400. Their 2009 incentive compenstation is described below under “Equity Awards” and “Non-Equity Incentive Plan Compensation.”

CFO.  The Committee did not use the peer group data in setting compensation for the CFO. Mr. Rains’s base salary for 2008 was $169,000 as recommended by the CEO and COO and was based on the Committees subjective determination as to competitive compensation rates within the Bank’s market area for similarly situated executives. Mr. Rains’ target bonus, like that of other officers and managers, represented a percentage of his base salary as set forth in “Non-Equity Incentive Plan Compensation” below.

For 2009, the base salary for Mr. Rains is $185,900 as recommended by the CEO and COO. Their recommendation and the Committee’s decision were subjective and continue to be based on competitive practices of the local marketplace. It also recognizes that the CFO of the Company also carries that same responsibility in each of the Company’s subsidiary Banks.

Equity Awards

The Committee did not grant any equity awards to the CEO and COO in 2008. The Committee’s general philosophy in providing such awards is that cumulatively Mr. Blanton’s and Mr. Thigpen’s benefits under the Non-Qualified Defined Benefit Plan should provide post-retirement income representing approximately 30-40% of their projected cash compensation (consisting of salary and bonus) at age 65. The Committee does not make formal calculations in this regard, but does consider generally each executive’s prospective benefits under the Non-Qualified Defined Benefit Plan, together with the number and terms of his then outstanding equity awards (see the “Outstanding Equity Awards at Fiscal Year End” table), in determining whether additional equity awards would be appropriate. This is because the Committee views options, Stock Appreciation Rights (SARs) and similar equity awards as long-term compensation.

Messrs. Blanton and Thigpen will each have a retirement benefit commencing at age 65 equal to $220,000 per year. These payments represent 39% of an estimated $560,000 combined salary and bonus payment at age 65. After considering these factors and the number and terms of the equity incentives previously granted to Messrs. Blanton and Thigpen as set forth in the “Outstanding Equity Awards at Fiscal Year End” table, the Committee concluded that additional equity awards to Messrs. Blanton and Thigpen were not necessary in 2008. For Mr. Rains, in 2008 the Committee did award an additional incentive stock option of 1,000 shares with a strike price of $32.25 per share, in order to provide a long-term incentive given that he has not yet attained the same retirement benefits as Messrs. Blanton and Thigpen.

When the Committee does grant options, it typically does so when a new executive is hired and thereafter in January or February of each year as part of the annual performance review process. It considers recommendations from the CEO and COO as to awards for all receipients other than the CEO and COO and acts on its own as to these two executives. Exercise prices are set at fair market value on the date of grant as evidenced by the closing price of the common stock on the trading day prior to the Committee’s action. The Committee does not specifically time grants to coincide with, precede or follow earnings announcements by the Company.

Non-Equity Incentive Plan Compensation

Since 1997, the Company has employed an annual cash performance incentive program for officers and key managers. The Company utilizes cash incentives to better align pay with individual and Company performance and make a larger proportion of cash compensation variable and oriented toward attainment of budgeted results. For the CEO and COO, the incentive is based totally on financial objectives established at the beginning of each year.

For 2008, Messrs. Blanton and Thigpen remained under the original annual cash incentive performance plan where payments to Messrs. Blanton and Thigpen were based on the Company’s attainment of specified objectives in net earnings, efficiency ratio, return on average equity and asset quality. However, for 2008 the weighting of each category was modified to more accurately reflect the needed objectives of the Company in the present and forecasted economic environment. As a result, net earnings was weighted at 25%, asset quality was weighted at 25% and each of the other two categories remained weighted at 25%. If the Company achieved its budgeted goal in a given category, Messrs. Blanton and Thigpen would receive a bonus payment of 35% of base salary, while achievement of a specified above-budget amount in a given category would result in the payment of the maximum bonus opportunity of 40% of base salary for Messrs. Blanton and Thigpen, weighted in each case as described above. All payments were to be determined based on a pool established by the overall net earnings of the Company. The budgeted amounts reflected increased performance requirements as compared to prior years and were not intended to be easy to reach, while the maximum amounts were intended to be difficult, but not impossible, to attain. Upon approval by the Committee, the awards would be paid to the executives within 75 days after year end. The “Grants of Plan-Based Awards” table elsewhere in this proxy statement shows the target and maximum awards established for 2008.

In 2008, the Company did not achieve the level required for payments under the annual cash performance incentive program for payments to Messrs. Blanton and Thigpen. The Committee considered the performance of the Company in a deteriorating credit environment and the financial performance of the Company as compared to its peer group. The comparison with the peer group indicated the return on average equity of 8.48% of the Company exceeded all other institutions in the peer group. Accordingly, the Committee awarded Messrs. Blanton and Thigpen a one-time bonus payment of $45,000 each based on the financial performance of the Company in this economic environment.

For plan participants other than the CEO and COO awards are based 50% on the achievement of specified quantitative objectives as described above, with awards under this portion of the plan being dependent on the Company first attaining a performance minimum for net income. The Committee establishes this target at the budgeted level of net income. The remaining portion of awards under the plan (50%) is based on the achievement of departmental and/or individual goals and objectives. Although this program is directed primarily toward the equitable compensation and retention of officers and key managers, it continues to emphasize annual profitability and the achievement of individual goals that are collectively important to the financial success of the Company.

Our CFO participated in this plan for 2008, and his award was based 50% on the same financial objectives as the CEO and COO and 50% based on agreed-upon goals and objectives relating to the performance of the finance department and the CFO’s achievement of individual performance goals. While the financial objectives were not obtained, Mr. Rains did achieve his individual performance goals. In consideration of that achievement and the financial performance of the Company in this economic environment, the Committee awarded Mr. Rains a discretionary bonus of $16,900.

For 2009, the Committee has made further changes in the annual cash performance incentive program for Messrs. Blanton, Thigpen and Rains. Any annual cash performance incentive for the CEO, COO, and CFO will be solely based on the attainment of budgeted net income. The specific amount will then be further determined by the actual average return on average equity. Specifically, it the Company attains its budgeted net income and the resulting return on equity of 8.89%, the cash incentive payment would be 8.89% of base salary. The Committee believes that in the current economic and regulatory environment this structure best reflects the integration of all normal performance measures to achieve the desired financial performance of the Company.

Nonqualified Defined Benefit Plan

On October 1, 2000, the Bank established its Non-Qualified Defined Benefit Plan, which generally provides to selected executives periodic monthly cash payments upon attainment of retirement age. The Committee concluded that a retirement benefit was necessary in order to attract and retain key executives and senior management and to provide an incentive for long-term employment with the Company. Accordingly, the Committee established a target annual retirement benefit under the Non-Qualified Defined Benefit Plan designed to approach 30-40% of total annual cash compensation consisting of salary and bonus at the time of retirement at age 65 to executives and senior management who had made and were expected to make significant long term contributions to the growth and financial performance of the Company and its subsidiaries.

The Bank has entered into three Executive Salary Continuation and Participation Agreements under the Non-Qualified Defined Benefit Plan with each of Mr. Blanton and Mr. Thigpen and one such agreement with Mr. Rains. Under the terms of the agreements, upon retirement at or after age 65, Mr. Blanton, Mr. Thigpen and Mr. Rains will receive monthly payments of $18,333, $18,333 and $4,000 respectively, each for a period of 240 consecutive months. These payments represent annual benefits of $220,000 for Messrs. Blanton and Thigpen and $48,000 for Mr. Rains. In the event of a change of control, the full benefit vests for Messrs. Blanton, Thigpen and Rains. In the event that any payments remain payable to the executive officer at the time of his death, the remaining payments will be paid to his surviving spouse, beneficiary or estate.

Payments will be reduced in the event the employee retires before the age of 65 based upon the length of service after date of the agreement. Messrs. Blanton (age 58) and Thigpen (age 57) are both eligible for early retirement, and their salary continuation agreements provide for the following vesting schedules for early retirement benefits beginning in 2009:

Early Retirement benefits under salary continuation agreements

	Blanton	Thigpen
Year	Vested Benefit	Vested Benefit

2009	$152,888	$152,000
2010	175,332	174,000
2011	185,776	184,000
2012	196,220	194,000
2013	206,664	204,000
2014	211,108	208,000
2015	215,552	212,000
2016	220,000	216,000
2017 and after	220,000	220,000

In the case of Messrs. Blanton and Thigpen, unreduced payments must be made to the executive commencing at age 65 if his employment is involuntarily terminated without cause. If Mr. Rains is involuntarily terminated without cause after he has been employed for at least 15 years from the date of his agreement

(October 1, 2005), his benefit payment commencing at age 65 will be unreduced, while such termination prior to the expiration of 15 years of service results in a decrease in his annual vested benefit in increments of $2,400 for each year preceding the 15-year point. For example, if Mr. Rains were involuntarily terminated between October 1, 2008 and September 30, 2009, his vested annual benefit would be $7,200, while involuntary termination in the following 12-month period would result in a vested annual benefit of $9,600.

Death or disability benefits are payable if the executive dies or becomes disabled prior to age 65, with benefits varying based upon the date of death or disability, but are in all events less than the dollar amounts that would be paid at retirement at age 65. See the “Potential Payments Upon Termination or Change in Control” table below for the death and disability benefits currently payable to the Named Executive Officers.

Additionally, each agreement prohibits the executives from entering into competition with the Bank during the term of the agreement. In certain circumstances, if the executive breaches the non-compete either before or after receipt of benefits under the agreement, the Bank will have the option to terminate the Executive’s right to receive benefits.

Employment Agreements and Post-Termination Payments

In order to attract, retain and enhance the continuity of management, the Committee determined that it was appropriate to provide certain protections to the executive officers in the event of a change of control and other events. Accordingly, the Company has entered into employment agreements that provide as follows:

Employment Agreement with Mr. Blanton.  In December 2008, the Company amended and renewed the Employment Agreement of Mr. Blanton, President and Chief Executive Officer of the Company, which was originally entered into January 1, 2000. The Employment Agreement is for a term of three years and is renewable annually for additional terms of three years each year upon approval of the Committee. As a result, Mr. Blanton’s Employment Agreement currently expires in 2011. The base salary is set by the Committee annually. During 2008, the Company paid Mr. Blanton a base salary of $292,000 under this agreement and will pay him a base salary of $350,400 for 2009.

Pursuant to the Employment Agreement, Mr. Blanton is also entitled to an annual incentive award in an amount to be determined by the Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Employment Agreement), Mr. Blanton will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. See the “Potential Payments Upon Termination or Change in Control Table” below. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment, with the approximate amount of such payment (based upon the stated assumptions) being reflected in the “Potential Payments Upon Termination or Change in Control” table below.

In the event that Mr. Blanton’s employment is terminated as a result of his death or permanent disability, the Company will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Blanton’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) he will be entitled to continue to receive his base salary for the longer of two years or the remaining term of the Agreement. He will also be entitled to continuing medical coverage for up to two years at the Company’s expense. See the “Potential Payments Upon Termination or Change in Control” table below. If, following a change in control, Mr. Blanton is (i) required to relocate a distance greater than 35 miles, (ii) required to accept a reduction in the rate of his base salary or annual incentive compensation (as defined in the Employment Agreement), or (iii) is required to perform duties and occupy a position other than that described in the Employment Agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation benefits for a period equal to the greater of two years or the remaining term of the Employment Agreement and to receive continuing medical coverage for up to two years. The Employment Agreement provides that upon termination of employment, for the longer of 24 months or the remaining term of the agreement, Mr. Blanton will not compete with the Bank within a 25 mile radius of the principal office of the Bank and will not solicit, divert or hire away to any competing business any person employed by the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.

Employment Agreement with Mr. Thigpen.  In December 2008, the Company also amended and renewed the Employment Agreement with Mr. Thigpen, which was originally entered into January 1, 2000. The Employment Agreement is for a term of three years and is renewable annually for additional terms of three years each year upon approval of the Committee. This Agreement is for a term expiring in 2011. The base salary is set by the Committee annually. During 2008, the Company paid Mr. Thigpen a base salary of $272,000 under this agreement and will pay him a base salary of $326,400 for 2009.

Pursuant to the Employment Agreement, Mr. Thigpen is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Employment Agreement), Mr. Thigpen will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. See the “Potential Payments Upon Termination or Change in Control Table” below. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment”, with the approximate amount of such payment (based upon the stated assumptions) being reflected in the “Potential Payments Upon Termination or Change in Control” table below.

In the event that Mr. Thigpen’s employment is terminated as a result of his death or permanent disability, the Company will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Thigpen’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) he will be entitled to continue to receive his base salary for the longer of two years, or the remaining term of the Agreement. He will also be entitled to continuing medical coverage for up to two years at the Company’s expense. If, following a change in control, Mr. Thigpen is (i) required to relocate a distance greater than 35 miles, (ii) required to accept a reduction in the rate of his base salary or annual incentive compensation (as defined in the Employment Agreement), or (iii) is required to perform duties and occupy a position other than that described in the Employment Agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation for a period equal to the greater of two years or the remaining term of the Employment Agreement and to receive continuing medical coverage for up to two years The Employment Agreement states that upon termination for the longer of 24 months or the remaining term of the agreement, Mr. Thigpen will not compete with the Bank within a 25 mile radius of the principal office of the Bank and will not solicit, divert or hire away to any competing business any person employed by the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.

Employment Agreement with Mr. Rains.  On April 30, 2007, the Company entered into an Employment Agreement with Mr. Rains that superseded his earlier Change in Control Agreement. The Employment Agreement has an initial term that expires on December 31, 2009 and is renewable annually for additional terms of three years each upon approval of the Committee. In December 2008 the Committee also amended and renewed Mr. Rains’s Employment Agreement. This Agreement is for a term expiring in 2011. The base salary is set by the Committee annually. The Company paid Mr. Rains a base salary of $169,000 for 2008 and will pay him a base salary of $185,900 for 2009.

Pursuant to the Employment Agreement, Mr. Rains is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s incentive plans. If Mr. Rains terminates his employment with the Company for “good reason” (as defined in the Employment Agreement) or is terminated involuntarily without “cause” (as defined in the Employment Agreement) within 24 months following a change in control, he will be entitled to receive two times the sum of (i) his base salary then in effect plus (ii) his average annual cash bonuses paid during the three years prior to the change in control. See the “Potential Payments Upon Termination or Change in Control Table” below. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional

“Gross-Up Payment”, with the approximate amount of such payment (based upon the stated assumptions) being reflected in the “Potential Payments Upon Termination or Change in Control” table below.

In the event of Mr. Rains’s permanent disability, the Company may not effect a termination of his employment for a period of at least six months. Upon his death, no amounts other than payments otherwise due under the Agreement are due. If Mr. Rains’s employment is terminated by the Company without cause, he will be entitled to continue to receive his base salary and bonus entitlement (calculated based on his average bonus over the prior three years) for the remaining term of the Employment Agreement, although he will not be entitled to those payments if he provides services to a competing business. For a period of 12 months following the termination of his employment without cause (either by Mr. Rains or by the Company), Mr. Rains may not compete with the Bank within its defined business area. In addition, for a period of 24 months following termination of his employment with or without cause or as a result of a change in control as described in the agreement, Mr. Rains may not solicit, divert or (in the case of employees) hire away to any competing business any customer or employee of the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.

The “Potential Payments Upon Termination or Change in Control” table shown below sets forth the payments that each of the Named Executive Officers would be estimated to receive under the various scenarios described above, based on the following assumptions:

•	Change in control effective December 31, 2008, with post-change in control termination or resignation with good reason being effective in 2009.

•	Voluntary resignation, death or disability in 2009.

Combined Salaries and Bonuses in the following amounts:

	2009	2008	2007	2006

Mr. Blanton	395,400	382,000	368,457	383,000
Mr. Thigpen	371,400	357,000	339,119	353,000
Mr. Rains	202,800	181,474	214,448	152,413

•	For the 280G gross-up payments, the calculations assume that all payments are subject to a full gross-up, a federal income tax rate of 35.0% (net of deduction for state taxes), 6.0% state tax and 1.45% Medicare tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

		Termination				Termination
		w/o Cause				w/o Cause	Single
		Without				after	Trigger
		Change in	Voluntary			Change in	Change in
Name	Benefit	Control	Termination	Death	Disability	Control	Control

R. Daniel Blanton —	Employment Contract (Note 1)	$700,800	—	$175,200	$175,200	$790,800	$755,638
Director, President and	Salary Continuation Agreement — 2001	$2,400,000	$1,680,000	$1,150,000	$1,150,000	*	$2,400,000
Chief Executive Officer	Salary Continuation Agreement — 2003	$1,200,000	$480,000	$480,000	$480,000	*	$1,200,000
	Salary Continuation Agreement — 2007	$800,000	—	—	—	*	$800,000
	Stock Option Agreements	—	—	—	—	—	—
	Health Care Benefits Continuation	$29,577	—	—	—	$29,577	—
	280G gross up payments	—	—	—	—	—	$585,510
Ronald L. Thigpen —	Employment Contract (Note 1)	$652,800	—	$163,200	$163,200	$742,800	$699,413
Director, Executive	Salary Continuation Agreement — 2001	$2,400,000	$1,680,000	$1,150,000	$1,150,000	*	$2,400,000
Vice President and	Salary Continuation Agreement — 2003	$1,200,000	$480,000	$480,000	$480,000	*	$1,200,000
Chief Operating Officer	Salary Continuation Agreement — 2007	$800,000	—	—	—	*	$800,000
	Stock Option Agreements	—	—	—	—	—	—
	Health Care Benefits Continuation	$24,760	—	—	—	$24,760	—
	280G gross up payments	—	—	—	—	—	$563,359
Darrell R. Rains —	Salary Continuation Agreement — 2003	$144,000	—	$144,000	$144,000	*	$720,000
Group Vice President	Salary Continuation Agreement — 2009	$0				*	$240,000
and Chief Financial Officer	Stock Option Agreement (Note 2)	—	—	$46,121	$46,121	—	$46,121
	Employment Contract	$428,715	—	—	$92,950	$428,715	$0
	Health Care Benefits Continuation	$23,788	—	—	—	$23,788	—

Note 1 —	Termination w/o cause results in payment over the greater of remaining term of agreement or 24 months. Amount presented is 24 months.

Note 2 —	Amount represents unamortized expense for options at 12-31-08.

*	Once a change in control has occurred, the executive receives the full retirement benefit payable commencing at age 65 unless he experiences a separation from service, other than for cause, within two years following the change in control, in which case the payments will continue immediately.

$1 Million Deduction Limit

At this time, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit on executive pay established under Section 162(m) of the Internal Revenue Code of 1986. As a result, the Compensation Committee has not established a policy regarding this limit.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management, and, based on such discussion, has recommended to the Board that the Discussion and Analysis be included in this proxy statement.

Submitted by the members of the Compensation Committee:

Warren A. Daniel, Chairman W. Marshall Brown Randolph R. Smith, M.D.	Edward G. Meybohm William J. Badger

Summary Compensation Table.

Listed below is the total compensation paid by the Company and its subsidiaries during 2006, 2007 and 2008 to the named person(s) for their respective services in all capacities, specifically setting forth the compensation to the President and Chief Executive Officer (who is also the Company’s Principal Executive Officer), the Executive Vice President and Chief Operating Officer, and the Chief Financial Officer (who is also the Company’s Principal Financial Officer) (collectively, the “Named Executive Officers.”). The Board has designated these individuals as the Company’s executive officers for purposes of the filing and disclosure requirements promulgated under the Securities Act of 1934, as amended, including but not limited to the filing of reports under Section 16 of such Act.

2008 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($) Note 1	($) Note 2	($) Note 3	($) Note 4	($)

R. Daniel Blanton —	2008	$292,000	$45,000	None	$0	$0	$142,951	$14,164	$494,115
Director, President and Chief	2007	$255,000	$0	None	$13,279	$90,000	$142,951	$14,119	$515,349
Executive Officer	2006	$243,000	$0	None	$140,370	$113,457	$105,787	$11,000	$613,614
Ronald L. Thigpen —	2008	$272,000	$45,000	None	$0	$0	$128,327	$14,074	$459,401
Director, Executive Vice	2007	$235,000	$0	None	$13,279	$85,000	$128,327	$14,119	$475,725
President and Chief Operating Officer	2006	$223,000	$0	None	$140,370	$104,119	$98,867	$11,000	$577,356
Darrell R. Rains —	2008	$169,000	$16,900	None	$23,405	$0	$14,184	$10,278	$233,767
Group Vice President and	2007	$156,963	$0	None	$22,180	$12,474	$14,184	$10,722	$216,523
Chief Financial Officer	2006	$137,000	$0	None	$22,180	$57,485	$14,184	$1,870	$232,719

Note 1.	The Company is required to report amounts recognized as expense for financial statement purposes in accordance with FAS 123(R) for stock options granted in prior years that vested in 2008.

Note 2.	Non-Equity Incentive Plan awards are cash payments earned for 2008 based upon the attainment of performance targets communicated to the executives at the beginning of that year. See “Compensation Discussion and Analysis-Non-Equity Incentive Plan Compensation.”

Note 3.	Represents the change in the actuarial present value of the accumulated benefit under the Non-Qualified Defined Benefit Plan, as reported in the “Pension Benefits” table. See “Compensation Discussion and Analysis — Non-Qualified Defined Benefit Plan.”

Note 4.	Represents the annual 401(k) contribution of the Company in the amount of $14,164 for Mr. Blanton, $14,074 for Mr. Thigpen and $10,278 for Mr. Rains.

Grants of Plan-Based Awards

The following table shows the threshold, target (budget) and maximum payments available to the Named Executive Officers under the Non-Equity Incentive Plan for 2008. See “Summary Compensation Table-Non-Equity Incentive Plan Compensation” for amounts earned for 2008 and paid in 2009. See “Compensation Discussion and Analysis — Non-Equity Incentive Plan” for a description of the terms of and reasons for the plan.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

								All Other	All Other
								Stock Awards:	Option Awards:
								Number of	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	Awards ($)

R. Daniel Blanton — Director, President and Chief Executive Officer	2008	$0	$87,600	$140,160	—	—	—	—	—	—	—
Ronald L. Thigpen — Director, Executive Vice President and Chief Operating Officer	2008	$0	$81,600	$130,560	—	—	—	—	—	—	—
Darrell R. Rains — Group Vice President and Chief Financial Officer	2008	$0	$18,590	$27,885	—	—	—	—	1,100	$29.32	$6,683

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards (all of which are incentive stock options granted under the Southeastern Bank Financial Corporation 2000 Long Term Incentive Plan) held by the Named Executive Officers at December 31, 2008. The Compensation Committee approved the grants of incentive stock options described below.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#) Note 1	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($) Note 2	Date	(#)	($)	(#)	($)

R. Daniel Blanton —	8,800	—	—	$23.91	10/15/2013	—	—	—	—
Director, President and Chief Executive Officer
Ronald L. Thigpen —	12,360	—	—	$13.68	1/29/2012	—	—	—	—
Director, Executive	7,260	—	—	$17.56	1/28/2013	—	—	—	—
Vice President and	8,800	—	—	$23.91	10/15/2013	—	—	—	—
Chief Operating Officer
Darrell R. Rains —	6,600	4,400	—	$38.18	11/2/2015	—	—	—	—
Group Vice President and Chief Financial Officer	220	880	—	$29.32	1/29/2018	—	—	—	—

Note 1.	All options granted are incentive stock options and are exercisable equally over a five-year vesting period beginning on the date of the grant (November 2, 2005 and January 29, 2008 in the case of Mr. Rains). All options become immediately exercisable in the event of a change in control of the Company. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. As a result, the date of grant for the indicated options is 10 years prior to its expiration date.

Note 2.	Exercise price is the fair market value on the date of grant.

Option Exercises and Stock Vested

The following table sets forth the options that were exercised by the Named Executive Officers during 2008. No stock awards were outstanding or vested during 2008.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

R. Daniel Blanton —	7,744	$95,406	None	None
Director, President	4,357	36,764
and Chief Executive Officer
Ronald L. Thigpen —	6,325	$80,325	None	None
Director, Executive	7,000	93,240
Vice President and Chief Operating Officer
Darrell R. Rains —	None	None	None	None
Group Vice President and Chief Financial Officer

Pension Benefits

The following table shows the present value of accumulated benefits as of December 31, 2008 for the Named Executive Officers under the plans indicated below and as further described in “Compensation Discussion and Analysis — Nonqualified Defined Benefit Pension Plan.” The present value assumes normal retirement age (65) and an interest rate of 7.0%. These plans also provide for payments in the event of a change of control as further described in “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change of Control.”

2008 PENSION BENEFITS TABLE

			Present Value	Payments
		Number of Years	of Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

R. Daniel Blanton — Director, President and Chief Executive Officer	Non-Qualified Defined Benefit Plan — 01-01-2001	8	$673,078	None
	Non-Qualified Defined Benefit Plan — 10-15-2003	6	$287,444	None
	Non-Qualified Defined Benefit Plan — 1-1-2007	2	$79,526	None
Ronald L. Thigpen — Director, Executive Vice President and Chief Operating Officer	Non-Qualified Defined Benefit Plan — 01-01-2001	8	$629,045	None
	Non-Qualified Defined Benefit Plan — 10-15-2003	6	$268,640	None
	Non-Qualified Defined Benefit Plan — 1-1-2007	2	$63,059	None
Darrell R. Rains — Group Vice President and Chief Financial Officer	Non-Qualified Defined Benefit Plan — 10-01-2005	4	$62,977	None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 13, 2009, with respect to the Company’s directors, director nominees, the Named Executive Officers, shareholders known to the Company to own 5% or more of the Company’s common stock, and all current directors and executive officers of the Company as a group. Percentage calculations are based on 5,987,785 shares issued and outstanding. An asterisk (*) indicates ownership of less than one percent of the outstanding common stock.

Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission (“SEC”) under the Securities and Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of common stock set forth opposite their names. Where noted, exercisable options for executives are included in the number of shares beneficially owned

		Number of Shares		Percentage of
Name and Address	Position(s) with the Company(1)	Beneficially Owned		Ownership

William J. Badger	Director	77,884	(2)	1.30%
R. Daniel Blanton 3530 Wheeler Road Augusta, Georgia 30909	Director, President and Chief Executive Officer	479,014	(3)	8.00%
W. Marshall Brown	Director	5,227		*
Patrick D. Cunning	Director	5,527	(4)	*
Warren A. Daniel	Director	33,830	(5)	*
Edward G. Meybohm	Vice Chairman of the Board of the Company and Chairman of the Board of the Bank	284,274	(6)	4.74%
Robert W. Pollard, Jr. 5863 Washington Road Appling, Georgia 30802	Chairman of the Board of the Company, Vice Chairman of the Board of the Bank	493,376	(7)	8.23%
Larry S. Prather	Director	47,015	(8)	*
Darrell R. Rains	Group Vice President and Chief Financial Officer	11,550	(9)	*
Randolph R. Smith, MD 1348 Walton Way Suite 6300 Augusta, Georgia 30901	Director	303,779	(10)	5.07%
Ronald L. Thigpen	Director, Executive Vice President and Chief Operating Officer	76,562	(11)	1.27%
John W. Trulock, Jr.	Director	3,594		*

		Number of Shares		Percentage of
Name and Address	Position(s) with the Company(1)	Beneficially Owned		Ownership

All current executive officers and directors as a group (12 persons)		1,823,234	(12)	30.45%
Other Beneficial Owners of Greater than 5% of the Company’s Common Stock
RWP, Sr., Enterprises, LLLP(13)	N/A	1,017,742		17.00%
5863 Washington Road Appling, GA 30802
Levi A. Pollard	N/A	407,096	(14)	6.79%
3310 Scotts Ferry Road Appling, Georgia 30802

*	Represents less than one percent of the outstanding shares.

(1)	See “Election of Directors” for information regarding positions with the Bank and the Thrift.

(2)	Includes 8,208 shares held in Mr. Badger’s IRA and 3,216 shares held by Mrs. Badger and 13,333 shares pledged as collateral.

(3)	Includes 2,840 shares held in Mr. Blanton’s IRA, 187,019 shares held by Mr. Blanton’s wife, 17,424 shares held in Mr. Blanton’s wife’s IRA, 7,537 shares held jointly with Mr. Blanton’s wife, 97,531 shares held in trust by Mr. Blanton’s wife as trustee for their minor children, 1,738 shares held be Mr. Blanton as custodian for his minor children, 16,903 shares held in Mr. Blanton’s children’s name and 8,800 shares in exercisable options.

(4)	Includes 2,200 shares in exercisable options.

(5)	Includes 8,569 shares held in Mr. Daniel’s IRA.

(6)	Includes 67,731 shares held in an IRA plan as to which Mr. Meybohm is a beneficiary.

(7)	Includes 4,466 shares held by Mr. Pollard’s wife, 160,440 shares held in trust for their minor children, 1,773 shares held by Mr. Pollard’s children.

(8)	Includes 20,061 shares held in Mr. Prather’s IRA, 440 shares held in a partnership, 880 shares held in Mr. Prather’s name as custodian for grandchild and 550 shares held by Mr. Prather’s wife.

(9)	Includes 4,400 shares in exercisable options.

(10)	Includes 79,464 shares held in a pension and profit sharing plan as to which Dr. Smith is a beneficiary.

(11)	Includes 14,782 shares held in Mr. Thigpen’s IRA, 33,360 shares held jointly with Mr. Thigpen’s wife and exercisable options for 28,420 shares.

(12)	Includes 41,820 shares subject to exercisable options.

(13)	RWP, Sr. Enterprises LLLP is a family limited partnership with four general partners: Robert W. Pollard, Jr.; Levi A. Pollard, V; Patricia P. Blanton; and Lynn Pollard Nickerson. All voting, dispositive and other activities by the partnership are taken by majority vote of the general partners, and each general partner has equal voting rights.

(14)	Includes 45,094 shares held in trust for Mr. Pollard’s children and 770 shares held in trust for Mr. Pollards’ niece and nephews.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have had, and expect to have in the future, banking and other business transactions in the ordinary course of business with directors and officers of the Company and Bank and their related interests, including corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not and will not involve more than the normal risk of collection nor present other unfavorable features to the Company or the Bank.

Loans outstanding to officers, directors and affiliates totaled $39,360,000 and aggregated 41.6% of the Company’s shareholders’ equity at December 31, 2008. Deposit accounts with officers, directors and affiliates of the Company and the Bank totaled $21,571,000 at December 31, 2008.

The Company’s Board of Directors has adopted a policy regarding approval of related party transactions. This policy augments, but does not replace, the regulatory requirements for review and approval of affiliate transactions under Regulation O and the Company’s loan policy.

Under the policy, a “Related Party Transaction” is a transaction, arrangement or relationship in which the Company (or a subsidiary) and a related party (as defined below) participate and in which the amount involved exceeds $100,000. A “Related Party” is a director, director nominee, executive officer, 5% shareholder, immediate family member of any of the foregoing persons, or any business entity in which any of these persons is employed as a general partner, principal or similar position or holds at least a 5% beneficial ownership interest.

Directors, director nominees, executive officers and 5% shareholders are required to submit to the Company’s Chief Financial Officer a list showing his or her immediate family members, employer, significant business interests and charitable or nonprofit organizations with which he or she is directly involved.

The following types of Related Party Transactions will be deemed to be pre-approved by the Audit Committee:

•	employment of executive officers if their compensation is required under SEC rules to be reported in the Company’s annual proxy statement.

•	director compensation if it is required under SEC rules to be reported in the Company’s annual proxy statement.

•	transactions with other companies with which a Related Party’s only relationship is as a director, non-executive officer employee, or less than 10% shareholder so long as the aggregate amount involved does not exceed the greater of $100,000 or a significant percentage of that company’s total annual revenues.

•	charitable contributions to an entity with which a Related Party’s only relationship is as a director or non-executive officer employee so long as the aggregate amount involved does not exceed the lesser of $100,000 or a significant percentage of the organization’s total annual receipts.

•	bank depositary services.

•	transactions in which all shareholders receive proportional benefits.

Before entering into the Related Party Transaction, the Related Party or person at the Company responsible for the potential transaction must notify the Chief Financial Officer of the material facts and circumstances of the proposed transaction. The Chief Financial Officer will then determine whether the transaction is a Related Party Transaction to which standing pre-approval applies. If it is, the transaction will be deemed approved. If it is not, the Chief Financial Officer will submit it to the Audit Committee for approval at its next meeting or to the Audit Committee Chair, who is authorized to act on requests requiring earlier approval. The Audit Committee or Chair will consider the relevant facts and circumstances, including the benefits to the Company, impact on director independence, terms of the transaction and the terms available to unrelated third parties generally, in determining whether to approve the transaction. The Audit Committee or Chair may also ratify Related Party Transactions that were not previously approved or ratified under the policy and is required to review, during the first quarter of each fiscal year, all previously approved or ratified related party transactions that are then ongoing.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of five directors, each of whom is independent as such term is defined by Rule 4200 (a) (15) of the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is not posted on the Company’s website, but was attached as Appendix A to its proxy statement for the 2007 annual meeting of shareholders and has not since been materially amended. Dr. Smith and Messrs. Badger, Brown and Prather are members of the Company’s Board of Directors and Mr. Tarver is a member of the Bank’s Board of Directors.

Management is responsible for establishing and maintaining effective internal controls over financial reporting in conformity with accounting principles generally accepted in the United States of America as well as certifying that the consolidated financial statements present fairly in all material respects, the financial condition results of operations and cash flows of the Company. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company’s consolidated financial statements as of and for the year ended December 31, 2008. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

The Audit Committee has also reviewed Management’s Report on Internal Control over Financial Reporting. That report reflects the conclusion of Management that internal controls over financial reporting as of December 31, 2008 was effective. In its meeting with the independent accountants; the Audit Committee discussed and accepted their report which contained the opinion that the Company maintained effective internal control over financial reporting as of December 31, 2008.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

Randolph R. Smith, M.D., Chairman	William J. Badger	Larry S. Prather
W. Marshall Brown	Edward J. Tarver

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file reports of initial ownership of the Company’s Common Stock and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 2008, all filing requirements applicable to its executive officers, directors, and owners of more than ten percent of the Company’s Common Stock were complied with in a timely manner.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe Horwath LLC, Brentwood, Tennessee, acted as the Company’s principal independent certified public accountants for the fiscal year ended December 31, 2008. The Board of Directors knows of no direct or material indirect financial interest by Crowe Horwath LLC in the Company or of any connection between Crowe Horwath LLC and the Company, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

The following table sets forth the fees billed to the Bank for the fiscal years ended December 31, 2008 and 2007 by Crowe Horwath LLC.

	2008	2007

Audit Fees	$269,300	$255,000
Audit-Related Fees	42,432	21,125
Tax Fees	27,435	14,830
All Other Fees	35,596	21,186

Total Fees	$374,763	$312,141

For 2008, audit-related fees were for out of pocket expenses. All other fees were principally for additional proxy reviews related to the special shareholders meeting in December 2008, discussions regarding TARP, an expanded scope on certain Sarbanes Oxley tests, and review of Form S-8. Tax fees were for services related to the preparations of federal and state corporate tax returns and supporting schedules in addition to the calculations for the Company’s quarterly estimated tax payments. In 2007, all other fees were primarily related to completion of a Sarbanes-Oxley compliance improvement project.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Crowe Horwath LLC for the fiscal year ending December 31, 2008. The Audit Committee has determined that the services rendered and the fees billed for the year ended December 31, 2008 that were not related to the audit of the Company’s consolidated financial statements are compatible with the independence of Crowe Horwath LLC as the Company’s independent accountants.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Director Nominations

The full Board of Directors evaluates and nominates the members of the Board of Directors. The Board has not established a nominating committee because it believes the experience and contacts of, and interaction among, all of the directors with respect to this process provides the best forum for discussion and consideration of potential nominees. The Board has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers, and shareholders of the Company, and professionals in the financial services and other industries. Similarly, the Board does not prescribe any qualifications or skills that a nominee must possess, although it considers the potential nominee’s current and past employment and business experience; (ii) his or her experience and position with the Company and in the banking industry generally; (iii) if applicable, his or her record of service on the Company’s Board of Directors; (iv) his or her wisdom, integrity and ability to make analytical inquiries; (v) his or her profile in the communities served by the Company; and (vi) his or her commitment to, and availability for, service as a director of the Company. Based on standards established by the Nasdaq Stock Market, current directors independent of management are: William J. Badger, W. Marshall Brown, Patrick D. Cunning, Warren A. Daniel, Edward G. Meybohm, Larry S. Prather, Sr., Randolph R. Smith, M.D. and John W. Trulock, Jr.

The Board will consider shareholder nominations for directors that are made in writing and delivered in accordance with Section 3.8 of the Company’s Bylaws. Under our Bylaws, such nominations must state: (1) the proposed nominee’s name, age and business and residence addresses; (2) the proposed nominee’s principal business or occupation during the past five years; (3) the proposed nominee’s affiliation with or material interest in any person or entity having an interest materially adverse to the Company, and (4) a sworn or certified statement of the shareholder that the proposed nominee has consented to being nominated and that the shareholder believes that the proposed nominee would stand for election and would serve if elected. Section 3.8 of our Bylaws also requires that the notice of the nomination be submitted in writing to the Secretary of the Company at its principal office (currently located at 3530 Wheeler Road, Augusta, Georgia 30909) no later than 14 days before the annual meeting of shareholders or five days after notice of the meeting has been mailed, whichever is later. For the 2009 meeting, nominations will be due on or before April 8, 2009. Nominations not made in accordance with this procedure may be discarded by the chair of the meeting at which the election is to be held, although the chair may also waive all or any part of these requirements for good cause shown.

Shareholder Proposals

To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to November 23, 2009 for the next year’s annual meeting. The persons named as proxies in the Company’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 3530 Wheeler Road, Augusta, Georgia, 30909. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909

PROXY SOLICITED BY
THE BOARD OF DIRECTORS OF SOUTHEASTERN BANK FINANCIAL CORPORATION
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
APRIL 22, 2009

The undersigned hereby appoints J. Pierce Blanchard, Jr. and Tom C. McLaughlin, and each of them, with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the 2009 Annual Meeting of Shareholders of Southeastern Bank Financial Corporation to be held at 4:00 p.m., on April 22, 2009 at the Cotton Exchange Office, 32 Eighth Street, Augusta, Georgia, or at any adjournment thereof.

(1) Election of Directors:

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY TO VOTE
	(except as marked to the contrary)		for all nominees listed below:

William J. Badger	Warren A. Daniel	Randolph R. Smith, M.D.
R. Daniel Blanton	Edward G. Meybohm, Sr.	Ronald L. Thigpen
W. Marshall Brown	Robert W. Pollard, Jr.	John W. Trulock, Jr.
Patrick D. Cunning	Larry S. Prather

(Instruction: To withhold authority to vote for any individual nominee(s), strike a line through the name(s) of such nominee(s))

CONTINUED ON REVERSE

(2)	In their discretion, upon such other matters as may properly come before the meeting and of which the Company does not receive adequate notice prior to the Annual Meeting.

This proxy will be voted in accordance with the direction of the undersigned as marked. If no direction is given, this proxy will be voted “FOR” the nominees listed above, and in the discretion of the proxies as described in clause (2) above.

Dated:  , 2009

Signature(s) of Shareholder
Please sign exactly as name appears hereon. If shares are held jointly each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

Please fill in, date and sign the proxy and return in the enclosed postpaid envelope.